Exhibit T3A.4.1
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF THE CAR WARRANTY CORPORATION
* * * * * *
     THE CAR WARRANTY CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY.
     FIRST: That the Board of Directors of said corporation, at a meeting duly held, adopted resolutions proposing and declaring advisable the following amendments to the Certificate of Incorporation of the said corporation:
     RESOLVED, that the Certificate of Incorporation of the corporation be amended by changing the Article thereof numbered “FIRST.” so that, as amended, said Article shall be and read as follows:
     “FIRST. The name of the corporation is M. & E. LEASING CORPORATION”
     FURTHER RESOLVED, that the Certificate of Incorporation of the corporation be amended by changing the second clause of the Article thereof numbered “THIRD” so that, as amended, said second clause of Article “THIRD” shall be and read as follows:
     “To purchase, otherwise acquire, own, hold and use, and to lease, rent, sell, mortgage and otherwise deal in industrial, commercial and professional machinery and equipment, aircraft, motor vehicles and other tangible personal property of every class and description.”
     SECOND: That the said amendment has been consented to and authorized by the holder of all of the issued and outstanding shares of stock of the corporation entitled to vote by a written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and filed with the corporation.
     THIRD: That the aforesaid amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, said THE CAR WARRANTY CORPORATION has caused its corporate seal to be hereunto affixed and this certificate to be signed by HAROLD BISHOP, its President, and R. W. TUCKER, its Secretary, this 31st day of March, 1960.

THE CAR WARRANTY CORPORATION
By:	/s/ Harold Bishop
President

By:	/s/ R.W. Tucker
Secretary

STATE OF NEW YORK COUNTY OF NEW YORK	) )	SS.
     BE IT REMEMBERED that on this 31st day of March, A.D. 1960, personally came before me WILLIAM J. FARRELL a Notary Public in and for the County and State aforesaid, HAROLD BISHOP, President of THE CAR WARRANTY CORPORATION, a corporation of the State of Delaware, the corporation described in and which executed the foregoing certificate, known to me personally to be such, and be, the said HAROLD BISHOP as such President, duly executed said certificate before me and acknowledged the said certificate to be his act and deed and the act and deed of said corporation; that the signatures of the said President and of the Secretary of said corporation to said foregoing certificate are in the handwriting of the said President and Secretary of said corporation respectively, and that the seal affixed to said certificate is the common or corporate seal of said corporation.
     IN WITNESS WHEREOF, I have hereunto set my hand and seal of office the day and year aforesaid.

/s/ William J. Farrell
Notary Public

WILLIAM J. FARRELL Notary Public, State of New York No. 57-4168250 Qualified in Suffolk County Certificate listed in New York County Term Expires March 30, 1961

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